EXHIBIT 99.1

PRESS RELEASE	The Brink’s Company 1801 Bayberry Court P.O. Box 18100 Richmond, VA 23226-8100 USA Tel. 804.289.9600 Fax 804.289.9770

Contact: Investor Relations 804.289.9709	FOR IMMEDIATE RELEASE

BRINK’S ACQUIRES MAJORITY STAKE IN INDIAN JOINT VENTURE
Brink’s Now Owns 78% of Brink’s Arya

RICHMOND, Va., September 4, 2009 – The Brink’s Company (NYSE:BCO), a global leader in security-related services, announced that it now holds a 78% majority interest in Brink’s Arya, a cash handling and secure logistics company based in Mumbai, India.  Brink’s, which has owned 40% of Brink’s Arya since 1981, purchased an additional 38% stake in the company from private partners.  Terms of the transaction were not disclosed.
Brink’s Arya was founded in 1981 as a joint venture between Brink’s and private partners.  The company, which operates throughout India, had 2008 revenue of $25 million and employs approximately 2,300 people.
Michael T. Dan, chairman, president and chief executive officer, said: “We are excited about expanding our presence in the fast-growing Indian market through Brink’s Arya, which is already an integral part of our Global Services network and an important hub for transporting precious metals, diamonds and other jewelry.  India is also one of the largest cash services markets in Asia and our growing presence there enables us to pursue additional high-margin growth opportunities.”

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

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